Exhibit 99

VF Reports Third Quarter 2016 Results

  Total revenue from continuing operations down 1 percent to $3.5 billion;
  Outdoor & Action Sports revenue up 2 percent to $2.3 billion;
  Direct-to-consumer revenue up 6 percent to $800 million;
  International revenue up 5 percent to $1.4 billion (up 6 percent currency neutral);
  Gross margin up 70 basis points to 48.4 percent, including 60 basis points of negative impact from changes in foreign currency;
  Earnings per share up 13 percent to $1.20 (up 16 percent currency neutral);
  Inventories up 1 percent compared with the same period of 2015; and,
  Quarterly dividend rate increased by 14 percent to $0.42 per share.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 24, 2016--VF Corporation (NYSE: VFC) today reported financial results for its third quarter ended October 1, 2016. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items. Unless otherwise noted, reported and currency neutral amounts are the same. This release also refers to both “continuing” and “discontinued” operations amounts, concepts that are described under the “Discontinued Operations – Contemporary Brands” paragraph. Unless otherwise noted, results presented are based on continuing operations.

“We continue to operate in an uneven, global economic environment including especially sluggish retail conditions in the Americas, our largest market,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “With a strong balance sheet, powerful brands, and a growing global presence, we have great confidence in our ability to maintain near-term profitability, yet we’re not satisfied with our third quarter results. We remain sharply focused on operational improvements and taking advantage of this environment to accelerate strategies to create sustainable, long-term growth opportunities for our brands.”

Discontinued Operations – Contemporary Brands

On August 26, 2016, the company completed the sale of its Contemporary Brands businesses, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands, to Delta Galil Industries, Ltd. Accordingly, the company removed the assets and liabilities of the Contemporary Brands businesses as of that date and included the results of those businesses in discontinued operations for all periods presented.

The company’s net loss from discontinued operations was about $5 million in the third quarter of 2016, which includes both the final adjustment to the loss on the sale of the Contemporary Brands businesses and the operating results for the businesses during the quarter, net of tax.

Income Statement Review

  Revenue was down 1 percent to $3.5 billion.
  Gross margin was up 70 basis points to 48.4 percent on a reported basis, as benefits from pricing, mix and lower product costs were partially offset by changes in foreign currency and inventory management efforts. Changes in foreign currency negatively impacted reported gross margin by 60 basis points in the quarter.

  Operating income on a reported basis was down 1 percent to $635 million compared with the same period of 2015. Operating margin on a reported basis increased 10 basis points to 18.2 percent. Changes in foreign currency negatively impacted reported operating margin by 40 basis points in the quarter.
  Earnings per share was up 13 percent to $1.20 compared with $1.06 during the same period last year. Excluding the impact of foreign currency, third quarter earnings per share was up 16 percent. The quarter benefitted from a lower tax rate due to a higher mix of international sales and about $0.06 per share due to net tax discrete items relative to 2015.

Coalition Review

Third quarter revenue for Outdoor & Action Sports was up 2 percent to $2.3 billion.

  Revenue for The North Face® brand was down 1 percent (flat currency neutral) in the quarter including a mid-single-digit rate decline in the Americas; a more than 20 percent increase in Europe; and, a mid-single-digit percentage rate decline in Asia-Pacific (down low single-digit currency neutral).
  Vans® brand revenue was up 7 percent (up 8 percent currency neutral) driven by a high single-digit percentage rate increase in the Americas business (up 10 percent currency neutral); a low single-digit rate decline in Europe; and more than 20 percent growth in Asia-Pacific.
  Timberland® brand revenue was in line with last year’s third quarter (down 1 percent currency neutral) including a mid-single-digit percentage rate decrease in the Americas region; a mid-single-digit percentage rate increase in Europe (up low single-digit currency neutral); and, a low single-digit rate decline in Asia-Pacific.

Third quarter operating income for Outdoor & Action Sports was up 1 percent to $490 million (up 3 percent currency neutral). Operating margin was 21.0 percent, compared to 21.2 percent in the same period last year.

Jeanswear third quarter revenue declined 6 percent (down 4 percent currency neutral) to $701 million due to unseasonably warm weather in September, softer consumer demand and shifts in the delivery of orders.

  Wrangler® brand revenue was down 6 percent (down 4 percent currency neutral) with a high single-digit percentage rate decline in the Americas business (down mid-single-digit currency neutral); a mid-single-digit percentage rate increase in Europe; and, a high single-digit increase in the Asia-Pacific region (up low double-digit currency neutral).
  Revenue for the Lee® brand was down 6 percent (down 4 percent currency neutral) including a high single-digit percentage rate decline in the Americas region; a mid-single-digit percentage rate increase in Europe; and, a high single-digit percentage rate decline in the Asia-Pacific region (down low single-digit currency neutral).

Operating income for Jeanswear in the third quarter declined 10 percent to $142 million and operating margin was 20.3 percent, compared to 21.2 percent in the same period last year.

Imagewear third quarter revenue declined 3 percent to $282 million (down 4 percent currency neutral) with a low single-digit percentage rate increase in the Licensed Sports Group business and a high single-digit decline in the workwear business, which continues to be impacted by challenges in the oil and gas exploration sector and employment trends in industrial manufacturing. Third quarter operating income for Imagewear was up 11 percent (up 8 percent currency neutral) to $47 million and operating margin increased 230 basis points to 16.6 percent.

Sportswear third quarter revenue declined 13 percent to $141 million including a 15 percent decrease in Nautica® brand revenue and a 6 percent decline in the Kipling® brand’s North American business compared with the same period last year. These results reflect ongoing challenges in the U.S. department store and outlet channels, and general category demand. Additionally, the strategic decision to license the women’s sleepwear and men’s underwear businesses negatively impacted Nautica® brand revenue by about 8 percentage points in the quarter. Operating income for Sportswear decreased 35 percent to $15 million with operating margin at 10.7 percent, compared to 14.3 percent in the same period last year.

International Review

International revenue in the third quarter was up 5 percent (up 6 percent currency neutral). Revenue in Europe was up 7 percent (up 6 percent currency neutral) and up 2 percent (up 4 percent currency neutral) in the Asia-Pacific region. Revenue in the Americas (non-U.S.) region was up 3 percent (up 9 percent currency neutral). The international business represented 41 percent of total VF third quarter sales, compared with 38 percent in last year’s same period.

Direct-to-Consumer Review

Direct-to-consumer revenue was up 6 percent in the third quarter driven by a low double-digit percentage rate increase in the Outdoor & Action Sports business offset by a low-teen decline in Sportswear. The company’s e-Commerce business continued its strong momentum with 18 percent revenue growth. There were 1,475 VF-owned retail stores at the end of the quarter compared with 1,363 for last year’s same period. Direct-to-consumer revenue reached 23 percent of total third quarter revenue compared with 21 percent in last year’s same period.

Balance Sheet Highlights

On September 20, 2016, the company issued €850 million of senior notes to be used for working capital and general corporate purposes, including repayment of outstanding indebtedness under its existing commercial paper program. As expected, inventories were up 1% compared with the same period of 2015.

Share Repurchases

During the third quarter, the company purchased 2.7 million shares of its own stock for $166 million under a program authorized by its Board of Directors. In 2016, the company has purchased nearly 16 million shares for $1 billion. There are approximately 15 million remaining shares authorized for purchase.

2016 Outlook

Following is the adjusted outlook for 2016:

  Revenue, on a currency neutral basis, is expected to increase 2 percent to about $12.2 billion compared to the previous estimate of 3 to 4 percent growth. Revenue for the Outdoor & Action Sports coalition is now expected to increase at a low single-digit percentage rate compared with previous expectation of mid-single-digit growth due primarily to proactive inventory reductions by both The North Face® and Timberland® brands related to fourth quarter wholesale orders. Revenue for the Jeanswear coalition is now expected to increase at a low single-digit percentage rate compared with previous expectation of mid-single-digit growth. Direct-to-Consumer revenue is now expected to increase at a high single-digit percentage rate compared with previous expectation of low double-digit growth.

  Gross margin is expected to reach 48.6 percent, which includes about 70 basis points of headwind from changes in foreign currency.
  Operating margin is now expected to reach 14.3 percent, including about 60 basis points of negative impact from changes in foreign currency. This is 20 basis points lower than the previous 14.5 percent estimate.
  Reported earnings per share is expected to increase 3 percent to $3.13 (up 7 percent currency neutral) compared with previous expectation of a 5 percent increase to $3.20 (up 11 percent currency neutral). This is compared to EPS from continuing operations of $3.04 in 2015 as presented in the financial tables below.
  Other full-year assumptions include an approximate 20 percent effective tax rate. The expectation of $1.3 billion of cash flow from operations remains unchanged.

Dividend Declared

On October 20, VF’s Board of Directors declared a quarterly dividend of $0.42 per share, reflecting a 14 percent increase over the previous quarter’s dividend. This dividend will be payable on December 19, 2016, to shareholders of record at the close of business on December 9, 2016.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Webcast Information

VF will host its 2016 third quarter conference call beginning at approximately 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		%	Nine Months Ended September		%	Year Ended December
	2016[a]	2015	Change	2016[a]	2015	Change	2015[b]

Net sales	$3,457,570	$3,500,569	(1%)	$8,611,419	$8,614,974	0%	$11,909,635
Royalty income	30,656	29,057	6%	87,010	91,402	(5%)	123,020

Total revenues	3,488,226	3,529,626	(1%)	8,698,429	8,706,376	0%	12,032,655

Costs and operating expenses
Cost of goods sold	1,800,748	1,844,441	(2%)	4,505,930	4,513,331	0%	6,235,699
Selling, general and administrative expenses	1,052,050	1,045,622	1%	3,013,394	2,943,153	2%	4,009,029
Total costs and operating expenses	2,852,798	2,890,063	(1%)	7,519,324	7,456,484	1%	10,244,728

Operating income	635,428	639,563	(1%)	1,179,105	1,249,892	(6%)	1,787,927

Interest, net	(22,588)	(20,657)	9%	(64,056)	(61,214)	5%	(81,620)
Other income (expense), net	(1,097)	(1,278)	(14%)	1,696	217	*	1,028

Income before income taxes	611,743	617,628	(1%)	1,116,745	1,188,895	(6%)	1,707,335

Income taxes	108,709	159,993	(32%)	208,551	280,293	(26%)	392,204

Income from continuing operations	503,034	457,635	10%	908,194	908,602	0%	1,315,131
Income (loss) from discontinued operations, net of tax	(4,545)	2,229	*	(98,421)	10,782	*	(83,538)
Net income	$498,489	$459,864	8%	$809,773	$919,384	(12%)	$1,231,593

Earnings per common share - Basic
Continuing operations	$1.22	$1.08	13%	$2.18	$2.14	2%	$3.09
Discontinued operations	(0.01)	-	*	(0.24)	0.02	*	(0.19)
Total earnings per common share - Basic	$1.21	$1.08	12%	$1.94	$2.16	(10%)	$2.90

Earnings per common share - Diluted
Continuing operations	$1.20	$1.06	13%	$2.14	$2.10	2%	$3.04
Discontinued operations	(0.01)	0.01	*	(0.23)	0.03	*	(0.19)
Total earnings per common share - Diluted	$1.19	$1.07	11%	$1.91	$2.13	(10%)	$2.85

Weighted average shares outstanding
Basic	413,461	425,208		417,067	425,273		425,408
Diluted	419,240	431,460		423,477	432,091		432,079

Cash dividends per common share	$0.37	$0.32	16%	$1.11	$0.96	16%	$1.33

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended September 2016, December 2015 and September 2015 relate to the 13-week and 39-week fiscal periods ended October 1, 2016, the 52-week fiscal period ended January 2, 2016 and the 13-week and 39-week fiscal periods ended October 3, 2015, respectively.

* Calculation not meaningful

[a] Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in an $8.9 million and $26.5 million tax benefit in the Consolidated Statements of Income for the three and nine months ended September 2016, respectively.

[b] The 2015 Consolidated Statement of Income has been presented to reflect discontinued operations of the Contemporary Brands Coalition.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September	December	September
	2016	2015	2015[a]

ASSETS
Current assets
Cash and equivalents	$737,825	$944,423	$567,637
Accounts receivable, net	1,785,289	1,289,962	1,840,673
Inventories	1,999,996	1,555,360	1,971,790
Other current assets	295,913	284,215	291,419
Current assets of discontinued operations	-	89,176	100,363
Total current assets	4,819,023	4,163,136	4,771,882

Property, plant and equipment	949,312	945,491	935,068
Intangible assets	1,970,788	1,948,611	2,001,010
Goodwill	1,798,474	1,788,407	1,800,008
Other assets	905,512	583,866	646,892
Other assets of discontinued operations	-	210,031	358,252
Total assets	$10,443,109	$9,639,542	$10,513,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$737,660	$449,590	$1,285,388
Current portion of long-term debt	3,643	3,351	3,214
Accounts payable	565,745	680,606	571,448
Accrued liabilities	870,148	782,148	890,574
Current liabilities of discontinued operations	-	26,018	26,904
Total current liabilities	2,177,196	1,941,713	2,777,528

Long-term debt	2,347,122	1,401,820	1,401,058
Other liabilities	1,046,014	900,256	962,083
Other liabilities of discontinued operations	-	10,915	11,246
Total liabilities	5,570,332	4,254,704	5,151,915

Stockholders' equity	4,872,777	5,384,838	5,361,197
Total liabilities and stockholders' equity	$10,443,109	$9,639,542	$10,513,112

[a] Reflects the impact of adopting the new accounting guidance on classification of debt issuance costs and deferred income taxes as of December 2015 on a retrospective basis. The new guidance requires classification of debt issuance costs related to a recognized debt liability as a direct reduction of that liability, and classification of all deferred taxes as noncurrent.

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended September
	2016	2015[a]

Operating activities
Net income	$809,773	$919,384
Depreciation and amortization	205,491	198,304
Other adjustments	(971,896)	(1,397,899)
Cash provided (used) by operating activities	43,368	(280,211)

Investing activities
Capital expenditures	(129,947)	(187,281)
Proceeds from sale of business, net of cash sold	115,983	-
Software purchases	(31,843)	(53,053)
Other, net	(4,997)	3,150
Cash used by investing activities	(50,804)	(237,184)

Financing activities
Net increase in short-term borrowings	287,759	1,268,146
Payments on long-term debt	(12,385)	(3,163)
Payments of debt issuance costs	(6,772)	(1,475)
Proceeds from long-term debt	951,782	-
Purchases of treasury stock	(1,000,231)	(731,936)
Cash dividends paid	(462,406)	(407,684)
Net impact of stock issuance	40,668	23,168
Cash (used) provided by financing activities	(201,585)	147,056

Effect of foreign currency rate changes on cash and equivalents	1,241	(34,957)

Net change in cash and equivalents	(207,780)	(405,296)

Cash and equivalents - beginning of period[b]	945,605	971,895

Cash and equivalents - end of period[b]	$737,825	$566,599

[a] Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $50.8 million reclassification of cash flows from financing activities to operating activities in the Condensed Consolidated Statement of Cash Flows for the nine months ended September 2015.

[b] The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statement of Cash Flows. The cash and equivalents amounts presented above differ from cash and equivalents in the Condensed Consolidated Balance Sheets due to cash included in the "Current assets of discontinued operations."

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended September		%	% Change Currency	Nine Months Ended September		%	% Change Currency
	2016	2015	Change	Neutral**	2016	2015	Change	Neutral**

Coalition revenues
Outdoor & Action Sports	$2,335,993	$2,296,551	2%	2%	$5,399,916	$5,299,784	2%	2%
Jeanswear	701,416	747,869	(6%)	(4%)	2,041,186	2,055,725	(1%)	1%
Imagewear	281,542	291,540	(3%)	(4%)	805,892	823,224	(2%)	(2%)
Sportswear	140,705	161,697	(13%)	(13%)	373,977	439,545	(15%)	(15%)
Other	28,570	31,969	(11%)	(11%)	77,458	88,098	(12%)	(12%)

Total coalition revenues	$3,488,226	$3,529,626	(1%)	(1%)	$8,698,429	$8,706,376	0%	1%

Coalition profit
Outdoor & Action Sports	$490,470	$487,929	1%	3%	$841,413	$883,674	(5%)	1%
Jeanswear	142,427	158,603	(10%)	(9%)	388,564	395,103	(2%)	(1%)
Imagewear	46,634	41,830	11%	8%	124,546	118,627	5%	2%
Sportswear	15,080	23,194	(35%)	(35%)	26,156	50,468	(48%)	(48%)
Other	(272)	354	*	*	(3,134)	15,478	*	*

Total coalition profit	694,339	711,910	(2%)	(1%)	1,377,545	1,463,350	(6%)	(2%)

Corporate and other expenses	(60,008)	(73,625)	(18%)	(19%)	(196,744)	(213,241)	(8%)	(8%)
Interest, net	(22,588)	(20,657)	9%	9%	(64,056)	(61,214)	5%	5%

Income before income taxes	$611,743	$617,628	(1%)	1%	$1,116,745	$1,188,895	(6%)	(2%)
		.
* Calculation not meaningful

**Refer to currency neutral definition on the following pages.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended September 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,335,993	$(3,798)	$2,332,195
Jeanswear	701,416	13,213	714,629
Imagewear	281,542	(559)	280,983
Sportswear	140,705	-	140,705
Other	28,570	-	28,570

Total coalition revenues	$3,488,226	$8,856	$3,497,082

Coalition profit
Outdoor & Action Sports	$490,470	$13,918	$504,388
Jeanswear	142,427	1,321	143,748
Imagewear	46,634	(1,262)	45,372
Sportswear	15,080	-	15,080
Other	(272)	-	(272)

Total coalition profit	694,339	13,977	708,316

Corporate and other expenses	(60,008)	19	(59,989)
Interest, net	(22,588)	-	(22,588)

Income before income taxes	$611,743	$13,996	$625,739
Diluted earnings per share growth	13%	3%	16%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Nine Months Ended September 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$5,399,916	$22,612	$5,422,528
Jeanswear	2,041,186	45,263	2,086,449
Imagewear	805,892	327	806,219
Sportswear	373,977	-	373,977
Other	77,458	-	77,458

Total coalition revenues	$8,698,429	$68,202	$8,766,631

Coalition profit
Outdoor & Action Sports	$841,413	$51,911	$893,324
Jeanswear	388,564	4,016	392,580
Imagewear	124,546	(4,080)	120,466
Sportswear	26,156	-	26,156
Other	(3,134)	-	(3,134)

Total coalition profit	1,377,545	51,847	1,429,392

Corporate and other expenses	(196,744)	(152)	(196,896)
Interest, net	(64,056)	-	(64,056)

Income before income taxes	$1,116,745	$51,695	$1,168,440
Diluted earnings per share growth	2%	5%	7%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation Contacts:
Lance Allega, 336-424-6082
VP, Investor Relations & Strategic Accounts
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications